Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Creek Diversified Property Fund Inc.:

We consent to the incorporation by reference in the registration statement No. 333-162636 on Form S-3 and No. 333-194237 on Form S-8 of Black Creek Diversified Property Fund Inc. (formerly known as Dividend Capital Diversified Property Fund Inc.) and subsidiaries of our report dated March 7, 2018, with respect to the consolidated balance sheets of Black Creek Diversified Property Fund Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Black Creek Diversified Property Fund Inc.

/s/ KPMG LLP

Denver, Colorado
March 7, 2018